FOR IMMEDIATE RELEASE

CIC COMPLETES $3.3M FUNDING ROUND

Board and Preferred Holder Approved Funding Fully Subscribed

Redwood Shores, CA, March 11, 2014 – Communication Intelligence Corporation (“CIC”) (OTCQB: CICI), a leading supplier of electronic signature and business document work flow solutions, today announced that investors had fully subscribed to the previously announced round of funding. Subscriptions were made by a number of existing and new investors to provide working capital and to convert all outstanding indebtedness to equity.

In the transaction, which had closings on December 31, 2013, and on February 7 and March 6, 2014, investors subscribed to approximately $3.3 million in units of CIC’s most senior class of equity, the Series D Preferred Stock, having a blended conversion rate of approximately $0.0275 per share. Of this amount, $2,129,000 relates to signed subscription agreements for cash, and approximately $1,150,000 relates to the conversion of principal of certain unsecured promissory notes. Investors were also issued warrants to purchase shares of Common Stock at an exercise price of $0.0275 per share.

“In a complicated funding environment for nano- and micro-cap companies, the full subscription of our approved funding round is a testament both to the increasing appeal of e-signature market and to CIC’s unique positioning within it,” said Philip Sassower, chairman and chief executive Officer for CIC. “We continue to see strong investor support for the company and remain highly confident in CIC’s ability to meet its objectives in 2014 and beyond.”

Additional information on this funding round is available in CIC’s Current Report on Form 8-K that was filed with Securities and Exchange Commission on March 11, 2014, and is available at www.sec.gov.

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their electronic business processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Silicon Valley. For more information, please visit our website at http://www.cic.com. CIC’s logo is a trademark of CIC.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com